Exhibit 10.1

IMMUCOR, INC.

ANNUAL BONUS PLAN

SECTION 1.	PURPOSE.

This annual bonus plan (the “Plan”) is applicable to those employees of Immucor, Inc. (the “Company”) and its subsidiaries who are executive officers of the Company, as well as certain other employees of the Company specified by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) (collectively, the “Eligible Employees”).

The Plan is designed to reward participants, through additional cash compensation, for their significant contribution toward improved profitability and growth of the Company.

SECTION 2.	ELIGIBILITY.

All Eligible Employees shall be eligible to be selected to participate in this Plan. The Committee shall select the Eligible Employees who shall participate in this Plan in any fiscal year (each, a “Plan Year”). The Committee may select the participants in this Plan at any time during the Plan Year.

SECTION 3.	ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have the authority, subject to the provisions herein, (a) to select Eligible Employees to participate in the Plan; (b) to establish and administer any performance goals and award opportunities applicable to each participant and certify whether such goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) to establish, amend, and waive rules and regulations for the Plan’s administration; (e) to consider the recommendations of the Company’s Chief Executive Officer (“CEO”) in regard to determinations regarding the foregoing with respect to participants other than the CEO; and (f) to make all other determinations that may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees, including all Eligible Employees.

SECTION 4.	ESTABLISHMENT OF PERFORMANCE GOALS AND AWARD OPPORTUNITIES.

Awards pursuant to the Plan may be based upon the satisfaction of performance goals established by the Committee. Performance goals shall be based on any performance criteria the Committee elects to use, either alone or in any combination, on either a consolidated or business unit or divisional level, and which may include or exclude discontinued operations, acquisition expenses and restructuring expenses; as the Committee may determine. The Committee shall determine the amount of compensation payable to each Participant under the Plan if the performance goals are attained in whole or in part.

The Committee may also grant awards to participants under the Plan on a discretionary basis for outstanding performance without the attainment of any specified performance goals.

SECTION 5.	TERMINATION OF EMPLOYMENT.

Unless otherwise determined by the Committee, a participant whose employment terminates for any reason prior to the end of a Plan year shall not be entitled to any award under the Plan for that year.

SECTION 6.	AMENDMENT, TERMINATION AND TERM OF PLAN.

The Committee may amend, modify or terminate this Plan at any time. The Plan will remain in effect until terminated by the Committee.

SECTION 7.	INTERPRETATION AND CONSTRUCTION.

No provision of the Plan, nor the selection of any Eligible Employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the participant provides otherwise. Subject to the terms of any applicable employment agreement, both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

SECTION 8.	GOVERNING LAW.

The terms of this Plan shall be governed by the laws of the State of Georgia, without reference to the conflicts of laws principles thereof.

SECTION 9.	EFFECTIVE DATE.

The Plan shall be effective as of June 1, 2013.